FOAMEX L.P. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



         Independent Auditors' Report                                                             2

         Consolidated Balance Sheet as of September 30, 2001                                      3

         Consolidated Statement of Operations - Nine Months Ended September 30, 2001              5

         Consolidated Statement of Cash Flows - Nine Months Ended September 30, 2001              6

         Consolidated Statement of Partners' Deficiency - Nine Months Ended
                September 30, 2001                                                                7

         Notes to Consolidated Financial Statements                                               8

                          INDEPENDENT AUDITORS' REPORT


To the Partners of Foamex L.P.
Linwood, Pennsylvania

We have audited the accompanying consolidated balance sheet of Foamex L.P. and subsidiaries (the "Company"), an indirect wholly-owned subsidiary of Foamex International Inc., as of September 30, 2001, and the related consolidated statements of operations, partners' deficiency and cash flows for the nine months then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2001, and the results of its operations and its cash flows for the nine months then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ DELOITTE & TOUCHE  LLP

Parsippany, New Jersey
January 29, 2002

                          FOAMEX L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (In thousands)


ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                           $  6,632
  Accounts receivable, net of allowance for doubtful accounts
    and discounts of $8,079                                            172,935
  Accounts receivable from related parties                              14,108
  Inventories                                                           94,246
  Other current assets                                                  13,380
                                                                      --------

          Total current assets                                         301,301
                                                                      --------

PROPERTY, PLANT AND EQUIPMENT
  Land and land improvements                                             7,363
  Buildings and leasehold improvements                                 102,971
  Machinery, equipment and furnishings                                 260,308
  Construction in progress                                              22,031
                                                                      --------

          Total                                                        392,673

  Less accumulated depreciation and amortization                      (185,429)
                                                                      --------

     Property, plant and equipment, net                                207,244

COST IN EXCESS OF NET ASSETS ACQUIRED, net of
accumulated amortization of $24,304                                    179,555

DEBT ISSUANCE COSTS, net of
accumulated amortization of $10,849                                      9,871

OTHER ASSETS                                                            26,395
                                                                      --------

TOTAL ASSETS                                                          $724,366
                                                                      ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (In thousands)


LIABILITIES AND PARTNERS' DEFICIENCY

CURRENT LIABILITIES
  Current portion of long-term debt                                   $  5,436
  Accounts payable                                                     136,981
  Accrued employee compensation and benefits                            20,795
  Accrued interest                                                      10,573
  Accrued restructuring                                                  2,277
  Accrued customer rebates                                               9,878
  Cash overdrafts                                                       14,959
  Other accrued liabilities                                             17,715
  Deferred income taxes                                                    206
                                                                      --------

    Total current liabilities                                          218,820

LONG-TERM DEBT                                                         623,700

ACCRUED EMPLOYEE BENEFITS                                               33,691

ACCRUED RESTRUCTURING                                                    2,545

OTHER LIABILITIES                                                       10,763
                                                                      --------

  Total liabilities                                                    889,519
                                                                      --------

COMMITMENTS AND CONTINGENCIES

PARTNERS' DEFICIENCY
  General partners                                                    (113,263)
  Limited partners                                                           -
  Accumulated other comprehensive loss                                 (40,179)
  Notes and advances receivable from partner                            (2,490)
  Notes receivable from related party                                   (9,221)
                                                                      --------
    Total partners' deficiency                                        (165,153)
                                                                      --------

TOTAL LIABILITIES AND PARTNERS' DEFICIENCY                            $724,366
                                                                      ========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (In thousands)




NET SALES                                                       $877,890

COST OF GOODS SOLD                                               756,749
                                                                --------

GROSS PROFIT                                                     121,141

SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSES                                                      47,896

RESTRUCTURING AND OTHER CHARGES                                      191
                                                                --------

INCOME FROM OPERATIONS                                            73,054

INTEREST AND DEBT ISSUANCE EXPENSE                               (45,730)

INCOME FROM EQUITY INTEREST IN JOINT VENTURE                         610

OTHER EXPENSE, NET                                                (1,003)
                                                                --------

INCOME BEFORE PROVISION FOR INCOME TAXES                          26,931

PROVISION FOR INCOME TAXES                                         2,031
                                                                --------

NET INCOME                                                      $ 24,900
                                                                ========

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (In thousands)



OPERATING ACTIVITIES
 Net income                                                            $24,900
 Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                                        23,244
   Amortization of debt issuance costs, debt premium
      and debt discount                                                    131
   Loss on disposition of assets                                           586
   Provision for uncollectible accounts                                  3,460
   Retirement benefit funding greater than expense                      (3,097)
   Deferred income taxes                                                  (948)
 Changes in operating assets and liabilities:
   Accounts receivable and accounts receivable from related parties    (43,145)
   Inventories                                                           6,700
   Accounts payable and accounts payable to related parties             56,499
   Accrued restructuring                                                (3,690)
   Other assets and liabilities                                          1,010
                                                                       -------

      Net cash provided by operating activities                         65,650
                                                                       -------

INVESTING ACTIVITIES
 Capital expenditures                                                  (17,052)
 Proceeds from sale of assets                                              683
 Collection of note receivable from Foamex International                 2,500
 Acquisitions                                                          (14,827)
 Other investing activities                                               (941)
                                                                       -------

      Net cash used in investing activities                            (29,637)
                                                                       -------

FINANCING ACTIVITIES
 Repayments of revolving loans                                         (27,881)
 Repayments of long-term debt                                           (6,510)
 Increase in cash overdrafts                                             8,075
 Debt issuance costs                                                      (510)
 Distributions paid to partners                                         (3,764)
 Other financing activities                                             (1,678)
                                                                       -------

      Net cash used in financing activities                            (32,268)
                                                                       -------

Net increase in cash and cash equivalents                                3,745

Cash and cash equivalents at beginning of period                         2,887
                                                                       -------

Cash and cash equivalents at end of period                             $ 6,632
                                                                       =======


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF PARTNERS' DEFICIENCY
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (In thousands)



                                                                            Accumulated                      Notes
                                                                               Other           Notes       Receivable
                                                     General    Limited    Comprehensive     Receivable     Related
                                                     Partners   Partners       Loss        from Partners     Party         Total
                                                     ---------  --------   -------------   -------------   -----------   ---------

Balances at January 1, 2001                          $(130,235)  $     -     $(24,461)        $(4,990)      $(9,221)    $(168,907)
Net income                                                 498    24,402                                                   24,900
Minimum pension liability adjustment                                          (14,653)                                    (14,653)
Foreign currency translation adjustment                                        (1,065)                                     (1,065)
                                                                                                                        ---------
   Comprehensive income                                                                                                     9,182
Distributions                                             (159)   (7,770)                                                  (7,929)
Collection of note receivable from Foamex
   International                                                                                2,500                       2,500
Other                                                                  1                                                        1
Offset balance against Limited Partner deficit
   assumed by General Partner                           16,633   (16,633)                                                       -
                                                     ---------   -------     --------         --------      -------     ---------
Balances at September 30, 2001                       $(113,263)  $     -     $(40,179)        $(2,490)      $(9,221)    $(165,153)
                                                     =========   =======     ========         =======       =======     =========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

1.   ORGANIZATION AND BASIS OF PRESENTATION

     Organization

     Foamex L.P. is a Delaware limited partnership. Effective February 27, 1998, Foamex L.P. became an indirect wholly-owned subsidiary of Foamex International Inc. ("Foamex International"). FMXI, Inc. ("FMXI") has a 2% managing general partnership interest in Foamex L.P. and is a wholly-owned subsidiary of Foamex International. Foamex International has a 98% limited partnership interest in Foamex L.P.

     Foamex L.P. is a manufacturer and distributor of flexible polyurethane and advanced polymer foam products. Financial information concerning the business segments of Foamex L.P. is included in Note 11.

     Shareholder and Change in Control Developments

     Trace International Holdings, Inc. ("Trace") was a privately held company, which owned approximately 29% of Foamex International's outstanding voting common stock at September 30, 2000, and whose former Chairman also serves as Foamex International's Chairman. Foamex International's common stock owned by Trace was pledged as collateral against certain of Trace's obligations. Certain credit agreements and promissory notes of Foamex International's subsidiaries, pursuant to which approximately $401.1 million of debt was outstanding as of September 30, 2000, provided that a "change of control" would be an event of default and could result in the acceleration of such indebtedness. "Change of control" means, for this purpose, that (i) a person or related group, other than Trace, beneficially owns more than 25% of Foamex International's outstanding voting stock and (ii) such voting stock constitutes a greater percentage of such voting stock than the amount beneficially owned by Trace. Additionally, certain indentures of Foamex L.P. and Foamex Capital Corporation ("FCC"), a wholly-owned subsidiary of Foamex L.P., relating to senior subordinated notes of $248.0 million contain similar "change of control" provisions, which require Foamex L.P. and FCC to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control".

     On July 21, 1999, Foamex L.P. was informed by Trace that it filed a petition for relief under Chapter 11 of the Bankruptcy Code in Federal Court in New York City. Subsequently, on January 24, 2000, an order was signed converting the Trace bankruptcy from Chapter 11 to Chapter 7 of the Bankruptcy Code. A trustee was appointed to oversee the liquidation of Trace's assets. Neither Trace's bankruptcy filing nor the conversion to Chapter 7 constituted a "change of control" under the provisions of the debt agreements described above.

     On July 31, 2000, Foamex International announced that it had entered into an agreement (the "Exchange Agreement") with The Bank of Nova Scotia relating to a portion of the 7,197,426 shares of Foamex International's common stock pledged by Trace to The Bank of Nova Scotia. The Exchange Agreement provided for the transfer of the pledged stock to The Bank of Nova Scotia in a manner that would not constitute a "change of control" as described above. These transactions were conditioned upon bankruptcy court approval of a settlement agreement between The Bank of Nova Scotia and the trustee for the Trace bankruptcy, which was entered on October 18, 2000. On November 2, 2000, the transactions contemplated by the Exchange Agreement and the settlement agreement were consummated, and did not constitute a "change of control". As a result, Trace no longer owns any shares of Foamex International's common stock.

     Under the Exchange Agreement, The Bank of Nova Scotia initially received 1,500,000 shares of Foamex International common stock from the Trace bankruptcy estate and exchanged these common stock shares for 15,000 shares of a new class of Foamex International's non-voting non-redeemable convertible preferred stock (the "Series B Preferred Stock"). Each share of the Series B Preferred Stock can be converted into 100 shares of Foamex International's common stock but only if such conversion would not trigger a "change of control" event, as discussed above. The Series B Preferred Stock (a) is entitled to dividends only if a dividend is declared on Foamex International's common stock, (b) ranks senior to any future preferred stock issued by Foamex International and (c) is entitled to a liquidation preference of $100 per share. Following this exchange, The Bank of Nova Scotia became the owner of 24.41% of the outstanding shares of Foamex International's common stock when the remaining 5,697,426 shares of Foamex International's common stock were transferred to The Bank of Nova Scotia from the Trace bankruptcy estate.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

     The consolidated financial statements include the accounts of Foamex L.P. and all majority-owned subsidiaries where control exists. The equity method of accounting is used for investments in which Foamex L.P. has significant influence, generally this represents ownership of at least 20% and not more than 50%. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reporting Period

     Any reference to the 2001 reporting period in these consolidated financial statements is for the nine months ended September 30, 2001.

Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     Financial instruments which potentially subject Foamex L.P. to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Foamex L.P. maintains cash and cash equivalents and certain other financial instruments with various large financial institutions. Foamex L.P.'s periodic evaluation of these financial institutions are considered in Foamex L.P.'s investment strategy.

     Foamex L.P. sells foam products to the automotive, carpet, cushioning and other industries. Foamex L.P. performs ongoing credit evaluations of its customers and generally does not require collateral. Foamex L.P. maintains allowance accounts for potential credit losses and such losses have been within management's expectations. The majority of Foamex L.P. sales to the carpet industry are made to Foamex Carpet (see Note 13).

Revenue Recognition, Discounts and Rebates

     Revenue from sales, net of discounts and estimated returns, allowances and rebates, is recognized when product title passes to the customer, which is primarily at the time of shipment.

Cash Equivalents

     Highly liquid investments with an original maturity of three months or less when purchased are recognized as cash equivalents.

Fair Value of Financial Instruments

     Carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximate fair value due to the short-term nature of these instruments.

     The carrying amount and fair value of long-term debt at September 30, 2001 were $629.1 million, and $562.5 million, respectively. The fair value of long-term debt is estimated using quoted market prices, where available, or discounted cash flows. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Inventories

     Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property, Plant and Equipment

     Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The range of useful lives estimated for buildings is generally 20 to 35 years, and the range for machinery, equipment and furnishings is 5 to 12 years. Leasehold improvements are amortized over the shorter of the terms of the respective leases or the estimated useful lives of the leasehold improvements. Depreciation expense for the nine months ended September 30, 2001 was $18.4 million.

     Maintenance and repairs are charged to expense as incurred. Renewals and major improvements are capitalized if they extend the life of the asset. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in the results of operations.

Cost in Excess of Net Assets Acquired

     The excess of the acquisition cost over the fair value of net assets acquired in business combinations accounted for as purchases is amortized using the straight-line method over 40 years. See the section below entitled "Future Accounting Changes - Goodwill and Other Intangible Assets".

Impairment of Long-Lived Assets

     Foamex L.P. reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be appropriate. Foamex L.P. assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future undiscounted net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Debt Issuance Costs

     Debt issuance costs consist of amounts incurred in obtaining long-term financing and are disclosed in the financing activities section of the consolidated statements of cash flows. These costs are being amortized over the term of the related debt using the effective interest method.

Environmental Remediation

     Environmental expenditures that relate to current operations are expensed. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated.

Comprehensive Income (Loss)

     Other comprehensive income or loss items are revenues, expenses, gains and losses that under generally accepted accounting principles are excluded from net income and reflected as a component of partners' deficiency, including foreign currency translation and minimum pension liability adjustments.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

     The financial statements of foreign subsidiaries have been translated into U.S. dollars by using the period-end exchange rates for the assets and liabilities and the average exchange rates for the statements of operations. Currency translation adjustments are included in accumulated other comprehensive loss. Transaction gains (losses) are reflected in operations.

Research and Development

     Research and development costs are expensed as incurred. Amounts charged against income were $2.3 million for the nine months ended September 30, 2001.

Start-Up Costs

     Costs incurred in the start-up of a facility, including training and production testing, are expensed as incurred.

Income Taxes

     Income taxes are accounted for under the asset and liability method. Under this method, deferred income taxes are provided for temporary differences between the financial reporting basis and income tax basis of assets and liabilities using the income tax rates, under existing legislation, expected to be in effect at the date such temporary differences are expected to reverse. Deferred income tax assets are reduced by a valuation allowance when it is considered more likely than not that a portion of the deferred income tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred income tax assets are subject to revision in future periods.

     Foamex L.P., as a limited partnership, is not subject to Federal income taxes; therefore no current or deferred provision has been provided for such taxes. However, Foamex L.P. has provided for the income taxes of certain states in which it is subject to taxes and for certain subsidiaries, which are subject to Federal and state income taxes and for subsidiaries located in foreign jurisdictions that file separate tax returns. The partners will provide for their respective shares of income or loss in their Federal or applicable state income tax returns. Foamex L.P. has a tax sharing agreement that provides for the payment of distributions to the partners for amounts that would be required to be paid if Foamex L.P. were a corporation filing separate tax returns. The ability of Foamex L.P. to make such distributions is limited by the terms of its credit agreement. See Notes 7 and 9.

Accounting Changes  - Accounting for Derivatives and Hedging Activities

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") requires the fair value of derivatives to be recognized in the consolidated balance sheet. Changes in the fair value of derivatives are recognized in earnings or in other comprehensive loss, essentially depending on the structure and the purpose of the derivatives. During 2000, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amended SFAS No. 133 on a limited number of issues, was issued. The statements were effective for Foamex L.P. in the first quarter of 2001.

     These statements create a foundation that will address accounting and reporting issues for a wide range of financial instruments defined as derivatives and related hedging activities. As of September 30, 2001 and December 31, 2000, Foamex L.P. did not have any derivatives, as defined in the statements. Accordingly, the initial adoption of the statements did not have a significant impact on the results of operations or financial position of Foamex L.P.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounting Changes - Business Combinations

     During 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") was issued. SFAS No. 141 addresses financial accounting and reporting for business combinations and limits the accounting for business combinations to the purchase method. The statement was effective for all business combinations, including the acquisition discussed in Note 3, with an acquisition date of July 1, 2001, or later.

Future Accounting Changes - Goodwill and Other Intangible Assets

     During 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") was issued. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. A key change as a result of implementing SFAS No. 142 will be that goodwill and certain other intangibles will no longer be amortized and there may be more volatility in the reported results than under the previous standard because impairment losses are likely to occur irregularly and in varying amounts. Any impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of SFAS No. 142 will be reported as resulting from a change in accounting principle. Any goodwill and intangible assets acquired after June 30, 2001, including the acquisition discussed in Note 3, will be subject immediately to the nonamortization and amortization provisions of SFAS No. 142. The other provisions of SFAS No. 142 will be adopted by Foamex L.P. on January 1, 2002. Foamex L.P. continues to evaluate SFAS No. 142 and has not yet determined the impact.

Future Accounting Changes - Asset Retirement Obligations and Impairment or Disposal of Long-Lived Assets

     During 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations ("SFAS No. 143") was issued. SFAS No. 143 requires the recognition of a liability for the estimated cost of disposal as part of the initial cost of a long-lived asset and will be effective in 2003. Subsequent to the third quarter of 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of
Long-Lived Assets" ("SFAS No. 144") was issued. SFAS No. 144 will provide a single approach for measuring the impairment of long-lived assets, including a segment of a business accounted for as a discontinued operation or those to be sold or disposed of other than by sale. SFAS No. 144 will be effective in 2002. Foamex L.P. continues to evaluate the statements and has not yet determined the impact of SFAS No. 143 and SFAS No. 144.

3.   ACQUISITION

     On July 25, 2001, Foamex L.P. purchased certain assets and assumed certain liabilities of General Foam Corporation, a manufacturer of polyurethane foam products for the automotive, industrial, and home furnishings markets at a total cost of $18.5 million, which resulted in goodwill of approximately $9.0 million. The business was acquired due to its synergy with Foamex L.P.'s existing business. The assets purchased primarily included inventory and machinery and equipment. The results of the acquired business have been included in the consolidated financial statements since July 25, 2001. The effects of the acquisition on Foamex L.P.'s financial statements is not material.

4.   RESTRUCTURING AND OTHER CHARGES (CREDITS)

     During the nine months ended September 30, 2001, Foamex L.P. recorded $1.5 million for restructuring plans that included severance for 32 employees. Foamex L.P. also recorded a net restructuring credit of approximately $1.3 million related to changes in estimates to prior years' restructuring plans. The credit primarily related to a sublease of an idle facility and the sale of two other idle facilities.

     See Note 15 concerning a fourth quarter 2001 restructuring charge.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

4.   RESTRUCTURING AND OTHER CHARGES (CREDITS) (continued)

     The   following   table  sets  forth  the   components   of  Foamex  L.P.'s
restructuring and other charges (in millions):

                                            Plant Closure  Personnel
                                     Total   and Leases    Reductions   Other
                                     -----  -------------  ----------   -----
     Balance at January 1, 2001      $8.3       $6.8          $1.7      $(0.2)
     Cash spending                   (4.3)      (2.0)         (1.4)      (0.9)
     Cash proceeds                    0.6          -             -        0.6
     2001 restructuring charge        1.5          -           0.1        1.4
     Restructuring adjustments       (1.3)      (0.9)            -       (0.4)
                                     ----       ----          ----       ----
     Balance at September 30, 2001   $4.8       $3.9          $0.4       $0.5
                                     ====       ====          ====       ====

       As of September 30, 2001, all employees subject to the plans have been terminated. Foamex L.P. expects to spend approximately $2.3 million during the next twelve months ending September 30, 2002 with the balance to be spent through 2006, principally for lease runout costs.

5.   INVENTORIES

     The components of inventory as of September 30, 2001 are listed below.

                                                           (thousands)
     Raw materials and supplies                              $58,322
     Work-in-process                                          12,523
     Finished goods                                           23,401
                                                             -------
     Total                                                   $94,246
                                                             =======

6.   SHORT-TERM BORROWINGS

     Foamex Canada Inc. ("Foamex Canada") is a wholly-owned subsidiary of Foamex L.P. and has a short-term credit facility that provides for $8.0 million of Canadian dollar loans (U.S. dollar equivalent of $5.1 million as of September 30, 2001) of which up to $2.0 million is available in U.S. dollar loans. The amount of borrowings available is based on a combination of accounts receivable and inventory, as defined in the credit facility. Interest on Canadian dollar borrowings is based on the bank's prime lending rate plus 1/2%. On U.S. dollar loans, interest is based on the bank's U.S. dollar base rate in Canada plus 1/2%. At September 30, 2001, there were no short-term borrowings outstanding and $5.1 million was available.

7.   LONG-TERM DEBT

     The components of long-term debt as of September 30, 2001 are listed below.

     Foamex L.P. Credit Facility                                    (thousands)
       Term Loan B (1)                                               $ 76,538
       Term Loan C (1)                                                 69,580
       Term Loan D (1)                                                100,782
       Revolving credit facility (1)                                  118,024
     9 7/8% Senior subordinated notes due 2007 (2)                    150,000
     13 1/2% Senior subordinated notes due 2005 (includes
       $6,963 and $8,308 of unamortized debt premium) (2)             104,963
     Industrial revenue bonds                                           7,000
     Other                                                              2,249
                                                                     --------
                                                                      629,136

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001


7.   LONG-TERM DEBT (continued)

     Less current portion                                               5,436
                                                                     --------

     Long-term debt                                                  $623,700
                                                                     ========

(1)  Debt of Foamex L.P., guaranteed by Foamex International and FMXI.
(2)  Debt of Foamex L.P. and FCC.

Foamex L.P. Credit Facility

     At September 30, 2001, Foamex L.P. has a credit facility (the "Foamex L.P. Credit Facility") with a group of banks, which provides for a revolving credit facility commitment of $170.0 million and three term loans (Term loans B, C and D) with an outstanding balance totaling $246.9 million. Included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of Foamex International, as discussed in Note 1. Amendments in 1998 provided for a $2.5 million quarterly reduction of the availability under the revolving credit facility, which extends through June 2003. On October 1, 2001, the revolving credit facility commitment was $167.5 million with the third quarter 2001 reduction applied on October 1st because the last day of the third quarter of 2001 was a Sunday.

     Borrowings under the Foamex L.P. Credit Facility are collateralized by substantially all of the assets of Foamex L.P. on a pari passu basis with the IRBs (described below); however, the rights of the holders of the applicable issue of the IRBs to receive payment upon the disposition of the collateral securing such issue of the IRBs has been preserved.

     In response to financial conditions at year-end 1998, amendments to debt agreements were executed during the first half of 1999. As a result, the Foamex L.P. Credit Facility, which was amended and restated in February 1998, was further amended and restated in June 1999 to modify financial covenants for net worth, interest coverage, fixed charge coverage and leverage ratios through December 2006. The agreement was also amended to no longer permit Foamex L.P. to make certain cash payments, including the payment of an annual management fee of $3.0 million to a subsidiary of Trace and distributions to Foamex International, and to limit future investments in foreign subsidiaries and joint ventures. The "change of control" definition under the agreement was also modified to conform to the definition discussed in "change of control" in Note 1. Changes in the interest rate structure, effective in 2000, were also made and are discussed below. Foamex L.P. was in compliance with this agreement at September 30, 2001.

     At September 30, 2001, interest is based on the combination of a variable rate consisting of the higher of (i) the base rate of The Bank of Nova Scotia or
(ii) the Federal Funds rate plus 0.5% plus a margin. The margins for revolving, Term B, Term C and Term D loans were 2.25%, 2.50%, 2.75% and 2.875%, respectively. At the option of Foamex L.P., portions of the outstanding loans are convertible into LIBOR based loans plus 1.0% added to the margins identified above. The effective interest rates for the Foamex L.P. Credit Facility at September 30, 2001 ranged between 7.69% and 8.13%. Term B, Term C and Term D loans mature on June 30, 2005, June 30, 2006 and December 31, 2006, respectively.

     Effective January 1, 2000, the interest rate on outstanding borrowings under the Foamex L.P. Credit Facility increases by 25 basis points each quarter that Foamex L.P.'s leverage ratio, as defined, exceeds 5.00 to 1.00. Once the leverage ratio is reduced below this level, the cumulative amount of any 25 basis point adjustments to the interest rate on borrowings is reset to zero. At March 31, 2001, the calculated leverage ratio was 5.1 to 1.00 and an additional 25 basis point adjustment became effective in the second quarter of 2001. At June 30, 2001, the calculated leverage ratio was 5.1 to 1.00. Accordingly, an additional 25 basis point adjustment became effective during the third quarter of 2001, resulting in a 75 basis points cumulative adjustment to the applicable interest rate margin. At September 30, 2001, the calculated leverage ratio was below the 5.00 to 1.00 leverage ratio covenant and the cumulative adjustment of 75 basis points, discussed above, was eliminated.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

7.   LONG-TERM DEBT (continued)

     Available borrowings under the revolving credit facility totaled $31.3 million at September 30, 2001. Letters of credit outstanding at September 30, 2001, totaled $20.7 million.

     As part of the Foamex L.P. Credit Facility, excess cash flow generated annually, as defined, is required to prepay portions of Term B, C and D loans. There was no required prepayment at September 30, 2001.

9 7/8% Senior Subordinated Notes

     The 9 7/8% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on June 15, 2007. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable June 15 and December 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after June 15, 2002. The initial redemption is at 104.938% of their principal amount, plus accrued and unpaid interest, as defined, if any, thereon to the date of redemption and declining to 100.0% on or after June 15, 2005.

     Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if there is such a "change of control". The notes are subordinated in right of payment to all senior indebtedness and are pari passu in right of payment to the 13 1/2% Senior Subordinated Notes (described below).

13 1/2% Senior Subordinated Notes

     The 13 1/2% Senior Subordinated Notes were issued by Foamex L.P. and Foamex Capital Corporation and are due on August 15, 2005. The notes represent uncollateralized general obligations of Foamex L.P. and are subordinated to all Senior Debt, as defined in the Indenture. Interest is payable semiannually on February 15 and August 15. The notes may be redeemed at the option of Foamex L.P., in whole or in part, at any time on or after August 15, 2000. The initial redemption is at 106.75% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of redemption and declining to 100.0% on or after August 15, 2004.

     Upon the occurrence of a change of control, as defined, each holder will have the right to require Foamex L.P. to tender for such notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, if there is such a "change of control". The notes are subordinated in right of the payment of all senior indebtedness and are pari passu in right of payment to the 9 7/8% Senior Subordinated Notes (described above).

Industrial Revenue Bonds ("IRBs")

     IRB debt includes a $1.0 million bond that matures in 2005 and a $6.0 million bond that matures in 2013. Interest is based on a variable rate, as defined, with options available to Foamex L.P. to convert to a fixed rate. At September 30, 2001, the interest rate was 2.9% on the $6.0 million bond and 2.85% on the $1.0 million bond. The maximum interest rate for either of the IRBs is 15.0% per annum.

     If Foamex L.P exercises its option to convert the bonds to a fixed interest rate structure, the IRBs are redeemable at the option of the bondholders. The obligations are collateralized by certain properties, which have an approximate net carrying value of $10.4 million at September 30, 2001.

Subordinated Note Payable

     The subordinated note payable was issued during 1993 to a former officer of Foamex L.P. The note was issued by Foamex L.P. in connection with an acquisition. The note carried a maximum interest rate of 6.0% and the principal was payable in three equal annual installments that began in May 1999 and was fully repaid in May 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

7.   LONG-TERM DEBT (continued)

Other

     Other debt primarily includes a term loan held by Foamex L.P.'s Mexican subsidiary. Quarterly principal payments are due on the term loan through its maturity in May 2002. The interest rate at September 30, 2001 was 9.00%.

Debt Covenants

     The indentures, credit facilities and other indebtedness agreements contain certain covenants that limit, among other things to varying degrees, the ability of Foamex L.P. (i) to pay distributions or redeem equity interests, (ii) to make certain restrictive payments or investments, (iii) to incur additional indebtedness or issue Preferred Equity Interest, as defined, (iv) to merge, consolidate or sell all or substantially all of its assets or (v) to enter into certain transactions with affiliates or related persons. In addition, certain agreements contain provisions that, in the event of a defined change of control or the occurrence of an undefined material adverse change in the ability of the obligor to perform its obligations, the indebtedness must be repaid, in certain cases, at the option of the holder. Also, Foamex L.P. is required under certain of these agreements to maintain specified financial ratios of which the most restrictive are the maintenance of net worth and interest coverage, fixed charge coverage and leverage ratios, as defined. Under the most restrictive of the distribution restrictions as of September 30, 2001, Foamex L.P. was able to distribute to its partners funds only to the extent to enable its partners to meet their tax payment liabilities and fund Foamex International's normal operating expenses of up to $1.0 million annually, so long as no event of default has occurred.

     Foamex L.P. was in compliance with the various financial covenants of its loan agreements as of September 30, 2001. Business conditions in 2001 have continued to limit results and covenant compliance remains a primary focus of Foamex L.P.

     Various Foamex L.P. debt agreements contain certain quarterly financial covenants, which became more restrictive during 2001. Foamex L.P. anticipates that it will continue to comply with the quarterly financial covenants in the applicable debt agreements. Management's current business plans for Foamex L.P. anticipate customer selling price management in response to raw material cost changes, improved working capital management, comparable capital expenditures to the prior year, successful implementation of on-going cost savings initiatives and improved operating efficiencies. The achievement of the business plans and the realization of proceeds resulting from the implementation of an improved asset utilization program are necessary for compliance with the various financial covenants for the remainder of 2001 and prospectively.

     The possibility exists that certain financial covenants will not be met if business conditions are other than as anticipated or other unforeseen events impact results. In the absence of a waiver of or amendment to such financial covenants, such noncompliance would constitute a default under the applicable debt agreements, and the lenders would be entitled to accelerate the maturity of the indebtedness outstanding thereunder. In the event that such noncompliance appears likely, or occurs, Foamex L.P. will seek the lenders' approval of amendments to, or waivers of, such financial covenants. Historically, Foamex L.P. has been able to renegotiate financial covenants and/or obtain waivers, as required, and management believes such waivers and/or amendments could be obtained if required. However, there can be no assurance that future amendments or waivers will be obtained.

     Subsequent to September 30, 2001, Foamex L.P. announced a fourth quarter restructuring charge and related changes to debt covenants to accommodate the restructuring charge. See subsequent event disclosures in Note 15.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

7.   LONG-TERM DEBT (continued)

Future Obligations on Debt

     Scheduled maturities of long-term debt are shown below (thousands):

     10/01/01 - 09/30/02                                             $  5,436
     10/01/02 - 09/30/03                                              128,385
     10/01/03 - 09/30/04                                               42,249
     10/01/04 - 09/30/05                                              160,144
     10/01/05 - 09/30/06                                              105,938
     Balance                                                          180,021
                                                                     --------
     Total                                                            622,173
     Unamortized debt premium, net                                      6,963
                                                                     --------
     Total                                                           $629,136
                                                                     ========

8.   RETIREE BENEFIT PLANS

Defined Benefit Pension Plans

     Foamex L.P. provides pension and survivor benefits for salaried and certain hourly employees in the United States. Salaried employees are provided benefits that are based principally on the combination of years of credited service and compensation. Hourly employees are provided benefits that are based principally on stated amounts for each year of credited service. Following the merger of the two defined benefit plans for salaried and hourly participants at the end of 1999, the pension benefits are provided through a single qualified pension plan (the "Qualified Pension Plan"). Certain employees in a wholly-owned Canadian subsidiary are provided pension and survivor benefits.

     Effective May 15, 2001, a supplemental executive retirement plan (the "SERP") was established. The SERP is a non-qualified plan and provides retirement benefits to certain executives that supplement the benefits provided under the Qualified Pension Plan.

     The components of pension expense for the nine months ended September 30, 2001 are listed below.

                                                                 (thousands)
     Service cost                                                  $2,689
     Interest cost                                                  4,553
     Expected return on plan assets                                (4,489)
     Amortization
       Transition asset                                               (56)
       Prior service cost                                            (137)
       Losses and other                                               706
                                                                   ------
         Total                                                     $3,266
                                                                   ======

     The following table sets forth the changes in obligations and assets and outlines the development of the funded status and amounts recognized in the consolidated balance sheets at September 30, 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

8.   RETIREMENT BENEFIT PLANS (continued)

                                                                    (thousands)
     Change in Benefit Obligation
       Benefit obligations at beginning of period                     $ 84,820
       Service cost                                                      2,689
       Interest cost                                                     4,553
       Amendments, including SERP                                        1,090
       Benefits paid                                                    (3,336)
       Actuarial loss                                                    4,787
                                                                      --------
         Projected benefit obligation at end of period                $ 94,603
                                                                      ========

     Change in Plan Assets
       Fair value of plan assets at beginning of period               $ 66,199
       Actual return on plan assets                                     (7,273)
       Company contributions                                             6,288
       Benefits paid                                                    (3,336)
       Other                                                              (205)
                                                                      --------
         Fair value of plan assets at end of period                   $ 61,673
                                                                      ========

     Funded Status
       Plan assets less than benefit obligation                       $(32,930)
       Unrecognized transition obligation                                 (534)
       Unrecognized prior service cost                                    (773)
       Unrecognized net losses                                          38,778
                                                                      --------
         Net prepaid assets                                           $  4,541
                                                                      ========

     Amounts Recognized in the consolidated balance sheets
       Prepaid benefit costs                                          $    373
       Accrued benefit liability                                       (28,668)
       Intangible assets                                                   643
       Accumulated other comprehensive loss                             32,193
                                                                      --------
         Net amount recognized                                        $  4,541
                                                                      ========

     Significant assumptions used in the calculation of pension expense and obligations for the nine months ended September 30, 2001 are listed below.

     Expected long-term rate of return on plan assets             9.0%
     Discount rate on projected benefit obligations               7.0%
     Rate of compensation increase (a)                            4.0-7.0%

(a)  SERP established in 2001 uses a 7.0% assumption.

     Foamex L.P.'s funding policy for the Qualified Pension Plan is to contribute an amount that both satisfies the minimum funding requirements of the Employee Retirement Income Security Act of 1974 and does not exceed the full funding limitations of the Internal Revenue Code of 1986, as amended (the "Code").

     At September 30, 2001, included in plan assets were 420,000 shares of Foamex International's stock. The value of the plan's investment in Foamex International's stock was approximately $2.6 million at September 30, 2001.

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

8.   RETIREE BENEFIT PLANS (continued)

Defined Contribution Plan

     Foamex L.P. maintains a defined contribution plan, which is qualified under
Section 401(k) of the Code ("401(k) Plan") and is available for eligible employees who elect to participate. Under the terms of the 401(k) Plan, Foamex L.P. partially matches certain employee contributions. Expense for these contributions for the nine months ended September 30, 2001 was $0.7 million.

Retiree Medical and Life Insurance Benefits

     Foamex L.P. provides postretirement health care and life insurance for eligible employees, limited primarily to one manufacturing facility in the United States. These plans are unfunded and benefits are paid as the claims are submitted. Foamex L.P. retains the right, subject to existing agreements, to modify or eliminate these benefits.

     The components of retiree medical and life insurance benefits expense for the nine months ended September 30, 2001 are listed below.

                                                                    (thousands)
     Service cost                                                      $14
     Interest cost                                                      46
     Amortization
       Prior service costs                                              (5)
       Losses and other                                                 (6)
                                                                       ----
     Total                                                             $49
                                                                       ===

     The following table outlines the changes in obligations and benefit payments and outlines the development of the funded status and amounts recognized in the consolidated balance sheet at September 30, 2001.

                                                                   (thousands)
     Change in Benefit Obligation
       Benefit obligations at beginning of period                     $   763
       Service cost                                                        14
       Interest cost                                                       46
       Employee contributions                                              15
       Benefits paid                                                     (139)
       Actuarial loss                                                     157
                                                                      -------
         Accumulated postretirement benefit obligation
            at end of period                                          $   856
                                                                      =======

     Change in Plan Assets
       Fair value of plan assets at beginning of period               $     -
       Company contributions                                              124
       Employee contributions                                              15
       Benefits paid                                                     (139)
                                                                      -------
         Fair  value  of plan assets at end of period                 $     -
                                                                      =======

     Funded Status of the Plan
       Plan assets less than benefit obligation                       $  (856)
       Unrecognized prior service cost                                    (61)
       Unrecognized net gains                                            (226)
                                                                      -------
         Net accrued liabilities                                      $(1,143)
                                                                      =======

                          FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

8.   RETIREE BENEFIT PLANS (continued)

     Significant assumptions used in the calculation of retiree and life insurance benefit expense and obligations for the nine months ended September 30, 2001 are listed below.

     Discount rates on projected benefit obligations           7.0%
     Health care cost increase                                 9.0%

     The health care cost increase assumption will gradually be reduced to 5.0% by 2009. Increasing or decreasing the weighted average assumed health care cost trend rates by one percentage point would not have a significant impact on the accumulated postretirement benefit obligation or on service and interest costs.

9.   INCOME TAXES

     The sources of income before the provision for income taxes during the nine months ended September 30, 2001 are listed below.

                                                                   (thousands)
     United States                                                   $19,875
     Foreign                                                           7,056
                                                                     -------

     Income before provision for income taxes                        $26,931
                                                                     =======

     A reconciliation of the statutory federal income tax to income tax expense for the nine months ended September 30, 2001 is listed below.

                                                                   (thousands)
     Statutory income taxes                                          $ 9,426
     State income taxes, net of federal benefit                          944
     Permanent difference on partnership income                       (8,633)
     Increase (decrease) in valuation allowance                         (587)
     Non-deductible amortization                                         783
     Other, net                                                           98
                                                                     -------
     Total                                                           $ 2,031
                                                                     =======

     The provision for income taxes for the nine months ended September 30, 2001 is summarized as follows:

     Current                                                       (thousands)
       Federal                                                       $     -
       State                                                              50
       Foreign                                                         3,021
                                                                     -------
       Total current                                                   3,071
                                                                     -------

     Deferred
       Federal                                                           213
       State                                                               -
       Foreign                                                          (666)
                                                                     -------
         Total deferred                                                 (453)
                                                                     -------

     Change in valuation allowance                                      (587)
                                                                     -------

     Total provision for income taxes                                $ 2,031
                                                                     =======

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

9.   INCOME TAXES (continued)

     The tax effect of the temporary differences that give rise to deferred income tax assets and liabilities at September 30, 2001 are listed below.

                                                                   (thousands)
     Deferred income tax assets                                      $   912
     Valuation allowance for deferred income tax assets                 (844)
                                                                     -------
       Deferred income tax assets                                         68
                                                                     -------

     Deferred income tax liabilities
       Basis difference in property, plant and equipment                (606)
       Investment in joint venture                                      (409)
       Other                                                            (102)
                                                                     -------
       Deferred income tax liabilities                                (1,117)
                                                                     -------

     Net deferred income tax liabilities                             $(1,049)
                                                                     =======

     At September 30, 2001, Foamex L.P. had $1.9 million of net operating loss carryforwards in a Mexican subsidiary that expire in 2008. A full valuation allowance has been recorded at September 30, 2001 due to uncertainty regarding utilization of the net operating loss carryforwards.

     Cumulative undistributed earnings of foreign subsidiaries for which no U.S. income or foreign withholding taxes have been provided, amounted to $9.6 million at September 30, 2001. Such earnings are deemed to be permanently invested by Foamex L.P. As such, no deferred tax liability has been recognized with regard to the remittance of such earnings. Further, determination of the amount of unrecognized deferred tax liability with regard to such earnings is not practicable.

10.  PARTNERS' DEFICIENCY

     Foamex L.P. was formed as a Delaware limited partnership on September 5, 1990, and initially capitalized on October 2, 1990, in accordance with a limited partnership agreement as amended through February 1998. The partnership interests of Foamex L.P. are a 2% managing general partnership interest held by FMXI and a 98% limited partnership interest held by Foamex International.

Accumulated Other Comprehensive Loss

     The components of accumulated other comprehensive loss at September 30, 2001 are listed below.

                                                                   (thousands)
     Foreign currency translation adjustment                        $ (7,986)
     Minimum pension liability                                       (32,193)
                                                                    --------
                                                                    $(40,179)
                                                                    ========
11.  BUSINESS SEGMENTS

     The  reportable   business   segments  reflect  Foamex  L.P.'s   management
organization that was structured based on distinct product lines and customers.

     An executive vice president heads each operating segment. Each executive vice president is responsible for developing budgets and plans as well as directing the operations of the segment. The performance of each operating segment is measured based upon income from operations, excluding restructuring charges. Foamex L.P. does not allocate restructuring and other charges to operating segments because many of Foamex L.P.'s facilities produce products for multiple segments.

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

11.  BUSINESS SEGMENTS (continued)

     Foam Products manufactures and markets foam used by the bedding industry, the furniture industry and the retail industry. Carpet Cushion Products manufactures and distributes prime, rebond, sponge rubber and felt carpet cushion to Foamex Carpet (see Note 2 and 13). Automotive Products supplies foam primarily for automotive interior applications. Technical Products manufactures and markets reticulated foams (foams that are well suited for filtration, reservoiring, sound absorption and sound transmissions) and other custom polyester and polyether foams for industrial, specialty and consumer and safety applications.

     The "other" column in the table below represents certain manufacturing operations in Mexico, corporate expenses not allocated to other business segments and restructuring and other charges (credits). Asset and capital expenditure information by business segment is not reported because many of Foamex L.P.'s facilities produce products for multiple business segments.

     The accounting policies of the business segments are the same as described in Note 2. Business segment results include revenues and costs that are specifically identifiable and costs shared by business segments have been allocated based on utilization. Geographic sales are determined based on the location in which the sale originated.

     Sales to a customer, which is included in Automotive Products, accounted for 16.4% of net sales for the nine months ended September 30, 2001. No other third party customer accounted for more than 10.0% of Foamex L.P.'s net sales during the nine months ended September 30, 2001 (see Note 13).

     Business segment results for the nine months ended September 30, 2001 are presented below.

                                                 Carpet
                                   Foam         Cushion       Automotive      Technical
                                 Products       Products       Products        Products        Other         Total
                                ----------     ----------     -----------     ----------     ---------     ---------
                                                                   (thousands)
Net sales                        $377,305       $111,909       $281,052         $81,656       $25,968      $877,890
Income (loss) from operations     $52,926       $(12,063)       $17,880         $18,741       $(4,430)      $73,054
Depreciation and amortization     $11,574         $4,261         $3,640          $2,428        $1,341       $23,244

                                                         United
                                                         States          Canada         Mexico     Consolidated
                                                       -----------     -----------   -----------   ------------
                                                                               (thousands)
Net sales                                               $666,583         $49,930       $161,377      $877,890
Property, plant and equipment, net                      $179,013          $4,121        $24,110      $207,244

12.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The supplemental cash flow information for the nine months ended September 30, 2001 is listed below.

                                                                  (thousands)
     Cash paid for interest                                         $45,285
                                                                    =======

     Cash paid for income taxes, net                                $ 1,354
                                                                    =======

     Non cash - capital leases                                      $   299
                                                                    =======

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

13.  RELATED PARTY TRANSACTIONS AND BALANCES

     Foamex L.P. regularly enters into transactions with its affiliates in the ordinary course of business.

Supply Agreements

     Foamex L.P. entered into a supply agreement that was subsequently assigned to Foamex Carpet (the "Supply Agreement"). Pursuant to the Supply Agreement, Foamex L.P. will, at the option of Foamex Carpet, supply finished carpet cushion products to Foamex Carpet at the lower of: (i) cost, as defined, plus 4.7% or
(ii) fair market value, as defined. Foamex L.P. will also supply various raw materials used in the manufacture of carpet cushion products to Foamex Carpet at the lower of cost, as defined, or fair market value, as defined. During the nine months ended September 30, 2001, Foamex L.P. had sales of approximately $111.9 million to Foamex Carpet under the Supply Agreement. The initial term of the Supply Agreement is until December 31, 2004, at which time the Supply Agreement will continue year to year unless notice of termination is given by either party or unless terminated earlier due to an event of default, as defined.

Administrative Services Agreement

     Foamex L.P. entered into an administrative services agreement that was subsequently assigned to Foamex Carpet (the "Services Agreement"). Pursuant to the Services Agreement, Foamex L.P. will provide Foamex Carpet administrative and management services, as defined, at cost plus out-of-pocket expenses. During the nine months ended September 30, 2001, Foamex L.P. invoiced approximately $0.3 million of services to Foamex Carpet under the Services Agreement. The Services Agreement can be terminated by either party by giving at least 30 days written notice prior to the end of a calendar year. As of September 30, 2001, Foamex L.P. had net receivables due from Foamex Carpet of approximately $13.7 million associated with the Supply Agreement and Services Agreement.

Foamex International Notes

     On December 26, 1997, Foamex L.P. entered into a $2.5 million promissory note with Foamex International. The note bears interest at the rate of LIBOR plus 2 3/8%. The note was repaid in the nine months ended September 30, 2001.

     On October 20, 1999, Foamex L.P. and Foamex International entered into a revolving note that allows Foamex International to borrow up to approximately $2.5 million through October 20, 2004. The revolving note bears interest at a rate equal to three-month LIBOR plus 2.5%, per annum, and is payable upon demand, or if no demand is made, then on October 20, 2004. At September 30, 2001, Foamex L.P. had a receivable of approximately $2.5 million relating to the revolving note. The receivable for both of these notes were classified as a component of partners' deficiency.

Trace Promissory Notes

     On July 1, 1997, Trace borrowed $5.0 million pursuant to a promissory note with an aggregate principal amount of $5.0 million issued to Foamex L.P. on June 12, 1997. The promissory note was due and payable on demand or, if no demand was made, on July 7, 2001, and bears interest at 2 3/8% plus three-month LIBOR, as defined, per annum payable quarterly in arrears commencing October 1, 1997. On June 12, 1997, another promissory note issued to Foamex L.P. by Trace in July 1996 was amended. The amended promissory note is an extension of a promissory note of Trace that was due in July 1997. The aggregate principal amount of the amended promissory note was increased to approximately $4.8 million and the maturity of the promissory note was extended. The principal was reduced by approximately $0.6 million relating to a portion of the proceeds from the sale of a corporate aircraft in 1999. The promissory note was due and payable on demand or, if no demand was made, on July 7, 2001, and bears interest at 2 3/8% plus three-month LIBOR, as defined, per annum payable quarterly in arrears.

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

13.  RELATED PARTY TRANSACTIONS AND BALANCES (continued)

     The Trace notes are included in the other component of partners' deficiency. Based on Trace's financial position discussed in Note 1, Trace may not be able to pay the aggregate amount of $9.2 million. Accordingly, Foamex L.P. did not record interest income on these notes since the Trace bankruptcy.

Trace Accounts Receivable

     At September 30, 2001, operating accounts receivable from Trace were approximately $2.7 million. These accounts receivable were fully reserved for prior to 2000.

Other

     The general director of Foamex de Mexico S.A. de C.V. ("Foamex de Mexico") which is Foamex L.P.'s operating subsidiary in Mexico has a 5% stock interest in Foamex de Mexico. A member of the Foamex International board provides consulting services to Foamex L.P. for which fees paid to him in the nine months ended September 30, 2001 were $0.2 million.

     As discussed in Note 7, included in the group of banks that provides the Foamex L.P. Credit Facility is The Bank of Nova Scotia, which is a shareholder of Foamex International.

     Foamex L.P., Recticel, s.a. ("Recticel"), a European polyurethane foam manufacturer, whose subsidiary was a former partner of Foamex L.P. and affiliates of Recticel are current shareholders of Foamex International, and Beamech Group Limited, an unaffiliated third party, have an interest in a Swiss corporation that develops new manufacturing technology for the production of polyurethane foam including the VPFSM manufacturing process.

14.    COMMITMENTS AND CONTINGENCIES

Operating Leases

     Foamex L.P. is obligated under various noncancelable lease agreements for rental of facilities, vehicles and other equipment. Many of the leases contain renewal options with varying terms and escalation clauses that provide for increased rentals based upon increases in the Consumer Price Index, real estate taxes and lessors' operating expenses. Total minimum rental commitments (excluding commitments accrued as part of Foamex L.P.'s various restructuring/consolidation plans) required under operating leases at September 30, 2001 are:

                                                                   (thousands)
     10/01/01 - 09/30/02                                             $15,094
     10/01/02 - 09/30/03                                              13,047
     10/01/03 - 09/30/04                                               9,841
     10/01/04 - 09/30/05                                               8,015
     10/01/05 - 09/30/06                                               5,217
     Balance                                                          15,627
                                                                     -------
     Total                                                           $66,841
                                                                     =======

     Rental expense charged to operations under operating leases approximated $11.5 million for the nine months ended September 30, 2001. Substantially all such rental expense represented the minimum rental payments under operating leases.

Litigation - Foamex International Shareholders

     On August 1, 2000, Foamex International announced that it had reached agreements in principle with the plaintiffs in the stockholder actions described below providing for the settlement and dismissal of such actions, subject to certain conditions, including court approval.

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

14.  COMMITMENTS AND CONTINGENCIES (continued)

     The Shareholder Litigation. Beginning on March 17, 1998, six actions, which were subsequently consolidated under the caption In re Foamex International Inc. Shareholders Litigation, were filed in the Court of Chancery of the State of Delaware, and on August 13, 1999, another action, Watchung Road Associates, L.P., et al. v. Foamex International Inc., et al. (the "Watchung Action"), was filed in the same court. The two actions were consolidated on May 3, 2000, into a single action under the caption In re Foamex International Inc. Shareholders Litigation (the "Delaware Action"). The Delaware Action, a purported derivative and class action on behalf of Foamex International and its stockholders, originally named as defendants Foamex International, certain of its current and former directors and officers, Trace International Holdings, Inc. ("Trace") and a Trace affiliate. The complaint in the Delaware Action alleges, among other things, that certain of the defendants breached their fiduciary duties to Foamex International in connection with an attempt by Trace to acquire Foamex International's publicly traded common stock as well as with a potential acquisition transaction with a group led by Sorgenti Chemical Industries LLC, and that certain of the defendants breached their fiduciary duties by causing Foamex International to waste assets in connection with a variety of transactions entered into with Trace and its affiliates. The Delaware Action seeks various remedies, including injunctive relief, money damages and the appointment of a receiver for Foamex International.

     On April 26, 1999, a putative securities class action entitled Molitor v. Foamex International Inc., et al., was filed in the United States District Court for the Southern District of New York naming as defendants Foamex International, Trace and certain current and former officers and directors of Foamex
International, on behalf of stockholders who bought shares of Foamex International's common stock during the period from May 7, 1998 through and including April 16, 1999. The lawsuit alleged that the defendants violated
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 by misrepresenting and/or omitting material information about Foamex International's financial situation and operations, with the result of artificially inflating the price of Foamex International's stock. The lawsuit also alleged that Trace and Marshall S. Cogan violated Section 20(a) of the Securities Exchange Act of 1934 as controlling persons of Foamex International. The complaint sought class certification, a declaration that defendants violated the federal securities laws, an award of money damages, and costs and attorneys', accountants' and experts' fees. On May 18, 1999, a similar action entitled Thomas W. Riley v. Foamex International Inc., et al., was filed in the same court. The two actions were consolidated and a consolidated complaint was filed; the consolidated suit is referred to herein as the "Federal Action."

     The Settlements. On August 23, 2000, Foamex International and the plaintiffs in the Federal Action entered into a settlement agreement providing that members of the class of shareholders who purchased shares between May 7, 1998 and April 16, 1999 would receive payments as defined in the agreement. The court approved the settlement and dismissed the action with prejudice on January 11, 2001, and no appeals were filed. Payments to class members and plaintiffs' lawyers' fees in the Federal Action have been paid directly by Foamex International's insurance carrier on behalf of Foamex International.

     Under the terms of the stipulation of settlement related to the Delaware Action (which has been filed with the Delaware Court), Foamex International agreed that a special nominating committee of the Board of Directors would nominate two additional independent directors to serve on the Board. The terms of the agreement also established the criteria for the independence of the directors and required that certain transactions with affiliates be approved by a majority of the disinterested members of the Board. On January 9, 2001, the Court ordered the Watchung Action dismissed with prejudice only as to the named plaintiffs Watchung Road Associates, L.P. and Pyramid Trading Limited Partnership. The dismissal did not have any effect on the claims asserted in the consolidated action.

     The settlement of the Delaware Action is subject to court approval, which, if obtained, will resolve all outstanding shareholder litigation against Foamex International and its current and former directors and officers. In early January 2002, two shareholders filed objections to the settlement, and a settlement hearing has been scheduled by the Delaware Court. The settlements of the Federal Action and the Delaware Action involve no admissions or findings of liability or wrongdoing by Foamex International or any individuals. If management's assessment of Foamex International's liability with respect to these actions is incorrect, such actions could have a material adverse effect on Foamex International's consolidated financial position, results of operations and cash flows.

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

14.  COMMITMENTS AND CONTINGENCIES (continued)

Litigation - Breast Implants

     As of November 8, 2001, Foamex L.P. and Trace were two of multiple defendants in actions filed on behalf of approximately 1,955 recipients of breast implants in various United States federal and state courts and one Canadian provincial court, some of which allege substantial damages, but most of which allege unspecified damages for personal injuries of various types. Three of these cases seek to allege claims on behalf of all breast implant recipients or other allegedly affected parties, but no class has been approved or certified by the court. During 1995, Foamex L.P. and Trace were granted summary judgments and dismissed as defendants from all cases in the federal courts of the United States and the state courts of California. Appeals for these decisions were withdrawn and the decisions are final.

     Although breast implants do not contain foam, certain silicone gel implants were produced using a polyurethane foam covering fabricated by independent distributors or fabricators from bulk foam purchased from Foamex L.P. or Trace. Neither Foamex L.P. nor Trace recommended, authorized, or approved the use of its foam for these purposes. Foamex L.P. is also indemnified by Trace for any such liabilities relating to foam manufactured prior to October 1990. Trace's insurance carrier has continued to pay Foamex L.P.'s litigation expenses after Trace's filing under the Bankruptcy Code. Trace's insurance policies continue to cover certain liabilities of Trace but if the limits of those policies are exhausted, it is unlikely that Trace will be able to continue to provide additional indemnification. While it is not feasible to predict or determine the outcome of these actions, based on management's present assessment of the merits of pending claims, after consultation with the general counsel of Foamex L.P., and without taking into account the indemnification provided by Trace, the coverage provided by Trace's and Foamex L.P.'s liability insurance and potential indemnity from the manufacturers of polyurethane covered breast implants, management believes that the disposition of the matters that are pending or that may reasonably be anticipated to be asserted should not have a material adverse effect on either Foamex L.P.'s consolidated financial position or results of operations. If management's assessment of Foamex L.P.'s liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex L.P.

Litigation - Other

     During the second quarter of 2001, Foamex International was notified by an insurance provider concerning a dispute involving the reimbursement of liability claims paid on behalf of Trace before 1990. The insurance provider is contending that Foamex International is liable for the claims of approximately $3.0 million. Foamex International intends to strongly defend this claim and considers the claim to be without merit. If management's assessment of Foamex International's liability with respect to these actions is incorrect, such actions could have a material adverse effect on the financial position, results of operations and cash flows of Foamex International.

     Foamex L.P. is party to various other lawsuits, both as defendant and plaintiff, arising in the normal course of business. It is the opinion of management that the disposition of these lawsuits will not, individually or in the aggregate, have a material adverse effect on the financial position or results of operations of Foamex L.P. If management's assessment of Foamex L.P.'s liability with respect to these actions is incorrect, such actions could have a material adverse effect on Foamex L.P.'s consolidated financial position, results of operations and cash flows.

Environmental and Health and Safety

     Foamex L.P. is subject to extensive and changing federal, state, local and foreign environmental laws and regulations, including those relating to the use, handling, storage, discharge and disposal of hazardous substances and the remediation of environmental contamination, and as a result, is from time to time involved in administrative and judicial proceedings and inquiries relating to environmental matters. As of September 30, 2001, Foamex L.P. had accruals of approximately $2.2 million for environmental matters.

                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

14.  COMMITMENTS AND CONTINGENCIES (continued)

     The Clean Air Act Amendments of 1990 (the "1990 CAA Amendments") provide for the establishment of federal emission standards for hazardous air pollutants including methylene chloride, propylene oxide and TDI, materials used in the manufacturing of foam. On December 27, 1996, the United States Environmental Protection Agency (the "EPA") proposed regulations under the 1990 CAA Amendments that will require manufacturers of slab stock polyurethane foam and foam fabrication plants to reduce emissions of methylene chloride. The final National Emission Standard for Hazardous Air Pollutants ("NESHAP") was promulgated October 7, 1998. NESHAP requires a reduction of approximately 70% of the emission of methylene chloride for the slab stock foam industry effective October 7, 2001. Through the use of alternative technologies, including VPFSM, which do not utilize methylene chloride and Foamex L.P.'s ability to shift current production to the facilities which use these alternative technologies, Foamex L.P. is in compliance with these regulations. The 1990 CAA Amendments also may result in the imposition of additional standards regulating air emissions from polyurethane foam manufacturers, but these standards have not yet been proposed or promulgated.

     Foamex L.P. has reported to the appropriate state authorities that it has found soil and/or groundwater contamination in excess of state standards at six facilities. These sites are in various stages of investigation or remediation. Accordingly, the extent of contamination and the ultimate liability is not known with certainty for all sites. Foamex L.P. has accruals of $1.7 million for the estimated cost of remediation, including professional fees and monitoring costs, for these sites. During 2000, Foamex L.P. reached an indemnification agreement with the former owner of the Morristown, Tennessee facility. The agreement allocates the incurred and future remediation costs between the former owner and Foamex L.P. The estimated allocation of future costs for the remediation of this facility is not significant, based on current information known. The former owner was Recticel Foam Corporation, a subsidiary of Recticel.

     Foamex L.P. has either upgraded or closed all underground storage tanks at its facilities in accordance with applicable regulations.

     On April 10, 1997, the OSHA promulgated new standards governing employee exposure to methylene chloride, which is used as a blowing agent in some of Foamex L.P.'s manufacturing processes. The phase-in of the standards was completed in 1999 and Foamex L.P. has developed and implemented a compliance program.

     Foamex L.P. has been designated as a Potentially Responsible Party ("PRP") by the EPA with respect to six sites. Estimates of total cleanup costs and fractional allocations of liability are generally provided by the EPA or the committee of PRP's with respect to the specified site. In each case and in the aggregate, the liability of Foamex L.P. is not considered to be significant.

     Although it is possible that new information or future developments could require Foamex L.P. to reassess its potential exposure relating to all pending environmental matters, including those described herein, Foamex L.P. believes that, based upon all currently available information, the resolution of such environmental matters will not have a material adverse effect on Foamex L.P.'s operations, financial position, capital expenditures or competitive position. The possibility exists, however, that new environmental legislation and/or environmental regulations may be adopted, or other environmental conditions may be found to exist, that may require expenditures not currently anticipated and that may be significant.

Deferred Financing Costs

     Foamex L.P. is actively pursuing the issuance of new debt agreements to refinance the Foamex L.P. Credit Facility discussed in Note 7. As of September 30, 2001, costs associated with the anticipated issuance of the new debt agreements totaled $1.7 million and costs continued to be incurred subsequent to September 30, 2001. The costs incurred as of September 30, 2001 were recognized in the consolidated balance sheet as other assets. If the issuance of these new debt agreements is not completed as anticipated, costs incurred will be recognized as an expense.


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                         FOAMEX L.P. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

15.   SUBSEQUENT EVENTS

     During December 2001, Foamex International announced a comprehensive profit enhancement plan ("Project Transformation"). As part of Project Transformation, Foamex International expects to close eight facilities in 2002 and reduce its workforce by approximately 10% by year-end 2002. As a result of Project Transformation, Foamex L.P. expects to recognize a pre-tax charge of approximately $35.0 million in the fourth quarter of 2001 for plant closings and consolidation, severance and related benefits. Approximately $18.4 million of the fourth quarter charge is expected to be non-cash. Additionally, certain financial covenants included in Foamex L.P.'s debt agreements have been modified to accommodate the fourth quarter 2001 charge and have also been eased for 2002. Foamex L.P. paid a fee of approximately $1.8 million to obtain the modification.

     Subsequent to September 30, 2001, Foamex L.P. discovered that certain mattresses containing foam supplied by Foamex L.P. had a discernable odor. The cause of the odor was traced to chemicals used in the manufacturing of such foam, and the supplier of such chemicals has advised Foamex L.P. that the odor was attributable to a change in its chemical manufacturing process, which has since been corrected. Foamex L.P. has received claims from certain of its customers for costs purportedly associated with the odorous foam, and intends to seek from its chemical supplier reimbursement of any obligations it may have to its customers in respect to such claims, as well as for Foamex L.P.'s internal costs. The ultimate amounts of these third party claims and the amount of Foamex L.P.'s own costs is uncertain. There can be no assurance that the supplier will make payments to Foamex L.P. sufficient to offset all payments made by Foamex L.P. to third parties in respect to their claims, or to cover all of Foamex L.P.'s internal costs associated therewith. Consequently, there is no assurance that such claims and costs will not have a material adverse effect on Foamex L.P.'s consolidated financial position, results of operations and cash flows.

     In October 2001, Foamex L.P. experienced a fire at one of its manufacturing facilities. Costs relating to the fire, a portion of which may be recoverable from insurance and other sources, aggregate to approximately $1.0 million.



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